UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2006

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Perquisite Authorization and Approval

On January 24, 2006, the Compensation and Human Resource Committee of the Board of Directors of NCR Corporation (the “Committee”) authorized the Chief Executive Officer (the “CEO”) to approve the extension of certain limited perquisites previously authorized by the Committee and disclosed in the Company’s Form 8-K filed on August 2, 2005, such that two executive officers may be permitted to use the Company’s aircraft on a limited basis for personal travel during periods ending in 2006 and one executive officer may continue the use of a corporate apartment and rental car in connection with his regular travel to an NCR business location until the end of 2006. Both perquisites, as extended (the “January 2006 Perquisites”) are eligible for approval by the CEO of a tax gross-up in accordance with the “Executive Limited Perquisite Program” as previously disclosed in the Company’s Form 8-K filed on August 2, 2005.

On January 25, 2006, the CEO approved (i) the limited perquisites for executive officers described in the Executive Limited Perquisite Program (as previously disclosed in the Company’s Form 8-K filed on August 2, 2005) for the period prior to and ending on March 1, 2006, and (ii) the January 2006 Perquisites and related tax gross-up described above.

Item 5.03 Amendments to Articles of incorporation or ByLaws; Changes in Fiscal Year.

On and effective January 25, 2006, the Board of Directors of NCR Corporation, a Maryland corporation (the “Company”), amended and restated the Company’s Bylaws. The following is a summary of changes effected by the amended Bylaws. Section references are to the amended Bylaws, unless the context requires otherwise. The amended Bylaws include certain changes to the language either for clarification purposes or to be consistent with the Maryland General Corporate Law.

ARTICLE I. Stockholders

Section 2. SPECIAL MEETINGS. The amended Bylaws clarify that if an agent signs either a stockholder request for a record date or a stockholder request for a special meeting that the written grant of authority to the agent must be included with the request. The amended Bylaws grant the chairman of the board the authority to call special meetings of the stockholders and clarify under what circumstances the board of directors may revoke a notice of a special stockholders meeting.

Section 6. ORGANIZATION AND CONDUCT. The amended Bylaws clarify that the powers of the chairman of a stockholders meeting include the power to conclude the meeting.

Section 7. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS. With regard to annual meetings, the amended Bylaws provide that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of such meeting is first made. The former Bylaws provided that in the event that the date of the mailing of notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of notice for preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of the mailing of notice for such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

The amended Bylaws also require a stockholder proposing a nominee for election as a director or any other proposal for business to provide written verification, upon written request of the secretary, the Board, or any committee of the Board, of the accuracy of any information submitted by the stockholder and that any information so provided which is not verified upon request may be deemed to not have been provided. The former Bylaws did not contain a comparable provision.

The phrase “unless otherwise required by applicable law” was removed from the beginning of the first sentence in Section 7(c)(2).

Section 8. MOTIONS. This entire section of the former Bylaws, which required all matters to be considered at a stockholder meeting to be made upon motion and seconded, was deleted because provision in Article I, Section 6 permits the chair of a meeting to determine the rules of procedure.

Section 9. CONTROL SHARE ACQUISITION ACT. The amended Bylaws add a provision to clarify that the Board has the power to repeal, prospectively or retroactively, the Company’s opt out from the Maryland Control Share Acquisition Statute.

ARTICLE II. Board of Directors

Section 7. QUORUM AND VOTING. The amended Bylaws add a provision not included in the former Bylaws that provides that even if enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, that the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter or the Bylaws.

ARTICLE VII. Stock

The amended Bylaws clarify that the Company is permitted to issue uncertificated shares of stock, even where the shares of stock were previously certificated, and expands the list of officers who may sign certificated shares of stock to match those permitted by Maryland law.

The amended Bylaws are attached as Exhibit 3.1 hereto.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits.
The following exhibit is filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBITS
3.1	Bylaws of NCR Corporation, as amended and restated as of January 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: January 30, 2006	By:	/s/ Jonathan S. Hoak
Jonathan S. Hoak
Senior Vice President, General Counsel and Secretary